Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the following Registration Statements of Crown Castle International Corp.:

(1)	Registration Statement (Form S-8 No. 333-188801),
(2)	Registration Statement (Form S-8 No. 333-181715),
(3)	Registration Statement (Form S-8 No. 333-163843), and
(4)	Registration Statement (Form S-8 No. 333-118659)

of our report dated December 19, 2013, with respect to the Statement of Revenues and Certain Expenses of Tower Sites (a component of AT&T Inc.), comprising the operations of certain wireless communications towers owned by subsidiaries of AT&T Inc., for the year ended December 31, 2012, included in the Current Report on Form 8-K/A of Crown Castle International Corp. dated January 17, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
December 16, 2014